UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 11, 2023

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	82-5089826
(State of Incorporation)	(Primary Standard Industrial Classification Code Number.)	(IRS Employer Identification No.)

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

One Research Court, Suite 450

Rockville, Maryland 20850

(Address Of Principal Executive Offices) (Zip Code)

240-430-4212

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.00001 per share	SHPH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into A Material Definitive Agreement

On January 11, 2023, Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “SPA”) with Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B, a Cayman entity (the “Investor”), pursuant to which the Company sold to the Investor a $4.3 million convertible note (the “Convertible Note”) and warrant (the “Warrant”) to purchase 1,018,079 shares of common stock, par value $0.00001 per share (“Common Stock”), in exchange for gross proceeds of $4.0 million (the “Investment Amount”). The Convertible Note amortizes on a monthly basis and the Company can make such monthly amortization payments in cash or, subject to certain equity conditions, in registered shares of Common Stock or a combination thereof. For equity repayment, the Convertible Note is convertible into shares of Common Stock at price per share equal to the lower of (i) $2.35 (ii) 90% of the three lowest daily VWAPs of the 15 trading days prior to the payment date or (iii) 90% of the VWAP of the trading day prior to payment date. The Convertible Note is repayable over 26 months and bears interest at the rate of 5% per annum. The Warrant is exercisable for four years from the date of closing and is exercisable at $2.35 per share. In the event the Investor exercises the Warrant in full, such exercise would result in additional gross proceeds to the Company of approximately $2.4 million.

On January 11, 2023, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investor pursuant to which the Company will be filing a resale registration statement to register for resale the shares issuable upon conversion of the Convertible Note and exercise of the Warrant. According to the terms of the Registration Rights Agreement, the registration statement must be declared effective within 60 days of closing, subject to certain conditions, and the Company will need to maintain the registration statement’s effectiveness until such time as the Note has been paid off and the Warrant has been exercised in full or otherwise expired.

In conjunction with entry into the SPA, the Company and its subsidiary, Shuttle Pharmaceuticals, Inc., entered into a series of related agreements, including a security agreement (the “Security Agreement”), an intellectual property security agreement (the “IP Security Agreement”) and a subsidiary guaranty (the “Subsidiary Guaranty”). The security agreements and guaranty allow, among other things, for the Investor to have a security interest in and place a lien on all of the Company’s assets and intellectual property until such time as the Note is paid off. In addition, the SPA called for the Company to enter into a springing deposit account control agreement (the “Springing DACA”), which would allow the Investor to assume control of the Company’s bank account and collect on any remaining amounts owed to the Investor under Convertible Note through such bank account in the event the Company defaults on repayment. As such, the Company established a separate bank account in which it deposited the Investment Amount and pursuant to which the Company, the Investor and the bank holding the Investment Amount entered into the Springing DACA agreement.

Boustead Securities, LLC (“Boustead”) served as a placement agent for the Convertible Note and Warrant offering, and received $320,000 cash compensation and a warrant to purchase 71,266 shares of Common Stock, exercisable at $2.35 per share.

Each of the SPA, the Note, the Warrant, the Security Agreement, the IP Security Agreement, the Subsidiary Guaranty and Registration Rights Agreement are filed herewith as Exhibits 10.1 through 10.7 and are incorporated herein by reference.

Item 3.02	Unregistered Sale of Equity Securities

The information set forth under Item 1.01 above regarding the sale of the Convertible Note and Warrant is incorporated herein by reference.

Item 8.01	Other Events

On January 12, 2023, the Company issued a press release announcing the above transaction. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Form of Securities Purchase Agreement
10.2	Form of Note
10.3	Form of Warrant
10.4	Form of Security Agreement
10.5	Form of Intellectual Property Security Agreement
10.6	Form of Subsidiary Guaranty
10.7	Form of Registration Rights Agreement
99.1	Press Release, dated January 12, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	January 12, 2023

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Anatoly Dritschilo
Name:	Anatoly Dritschilo
Title:	Chief Executive Officer